UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                  SCHEDULE 14A

                Proxy Statement Pursuant to Section 14(a) of the
               Securities Exchange Act of 1934 (Amendment No.   )

Filed by the Registrant [X]
Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement          [_]  Soliciting Material Pursuant to
[_]  Confidential, For Use of the              SS.240.14a-11(c) or SS.240.14a-12
     Commission Only (as permitted
     by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[_]  Definitive Additional Materials


                          YONKERS FINANCIAL CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)


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1)   Title of each class of securities to which transaction applies:

________________________________________________________________________________
2)   Aggregate number of securities to which transaction applies:

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3)   Per unit price or other underlying value of transaction  computed  pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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4)   Proposed maximum aggregate value of transaction:

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5)   Total fee paid:

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     [_]  Fee paid previously with preliminary materials:

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     [_]  Check box if any part of the fee is offset as provided by Exchange Act
          Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

          1)   Amount previously paid:

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          4)   Date Filed:

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

                                December 20, 2000

Dear Fellow Stockholder:

         On behalf of the Board of Directors and management of Yonkers Financial Corporation, I cordially invite you to attend the Company's Annual Meeting of Stockholders. The meeting will be held at 6:00 p.m., New York time, on January 25, 2001 at a branch office of The Yonkers Savings and Loan Association, FA, located at 2320 Central Park Avenue, Yonkers, New York.

         An important aspect of the meeting process is the stockholder vote on corporate business items. I urge you to exercise your rights as a stockholder to vote and participate in this process. Stockholders are being asked to consider and vote upon the election of two directors and the ratification of the appointment of KPMG LLP as independent auditors of the Company for the fiscal year ending September 30, 2001. The Board of Directors has carefully considered these matters and unanimously recommends that you vote "For" the election of each of the nominees nominated by the Board and "For" the ratification of the appointment of KPMG LLP.

         In addition to the annual stockholder vote on corporate business items, the meeting will include management's report to you on Yonkers Financial Corporation's fiscal 2000 financial and operating performance.

         I encourage you to attend the meeting in person. Whether or not you attend the meeting, however, please read the enclosed Proxy Statement and then complete, SIGN and DATE the enclosed proxy card and return it in the postage prepaid envelope provided as promptly as possible. This will save the Company additional expense in soliciting proxies and will ensure that your shares are represented. Please note that you may vote in person at the meeting even if you have previously returned the proxy.

         Thank you for your attention to this important matter.

                                   Sincerely,

                                   /s/ Richard F. Komosinski

                                   Richard F. Komosinski
                                   President and Chief Executive Officer

                          YONKERS FINANCIAL CORPORATION
                                6 Executive Plaza
                             Yonkers, New York 10701
                                 (914) 965-2500

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                         To be Held on January 25, 2001

         Notice is hereby given that the Annual Meeting of Stockholders (the "Meeting") of Yonkers Financial Corporation (the "Company") will be held at a branch office of The Yonkers Savings and Loan Association, FA, located at 2320 Central Park Avenue, Yonkers, New York, at 6:00 p.m., New York time, on January 25, 2001.

         A Proxy Card and a Proxy Statement for the Meeting are enclosed.

         The Meeting is for the purpose of considering and acting upon:

         1.       The election of two directors of the Company;

         2. The ratification of the appointment of KPMG LLP as the independent auditors of the Company for the fiscal year ending September 30, 2001;

and such other matters as may properly come before the Meeting, or any adjournments or postponements thereof. The Board of Directors is not aware of any other business to come before the Meeting.

         Any action may be taken on the foregoing proposals at the Meeting on the date specified above, or on any date or dates to which the Meeting may be adjourned or postponed. Stockholders of record at the close of business on November 30, 2000 are the stockholders entitled to vote at the Meeting and any adjournments or postponements thereof. A complete list of stockholders entitled to vote at the Meeting will be available for inspection by stockholders at the Company's main office, located at 6 Executive Plaza, Yonkers, New York, during the ten days prior to the Meeting, and also will be available for inspection at the Meeting.

         You are requested to complete and sign the enclosed form of proxy, which is solicited on behalf of the Board of Directors, and to mail it promptly in the enclosed envelope. The proxy will not be used if you attend and vote at the Meeting in person.

                                            BY ORDER OF THE BOARD OF DIRECTORS

                                            /s/ William G. Bachop

                                            William G. Bachop
                                            Chairman of the Board


Yonkers, New York
December 20, 2000

IMPORTANT: THE PROMPT RETURN OF PROXIES WILL SAVE THE COMPANY THE EXPENSE OF FURTHER REQUESTS FOR PROXIES TO ENSURE A QUORUM AT THE MEETING. A SELF-ADDRESSED ENVELOPE IS ENCLOSED FOR YOUR CONVENIENCE. NO POSTAGE IS REQUIRED IF MAILED WITHIN THE UNITED STATES.

                                 PROXY STATEMENT

                          YONKERS FINANCIAL CORPORATION
                                6 Executive Plaza
                             Yonkers, New York 10701
                                 (914) 965-2500

                         ANNUAL MEETING OF STOCKHOLDERS
                                January 25, 2001

         This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of Yonkers Financial Corporation (the "Company"), the parent company of The Yonkers Savings and Loan Association, FA ("Yonkers
Savings" or the "Association"), its wholly owned subsidiary, of proxies to be used at the Annual Meeting of Stockholders of the Company (the "Meeting") which will be held at a branch office of the Association located at 2320 Central Park Avenue, Yonkers, New York, on January 25, 2001 at 6:00 p.m., New York time, and all adjournments and postponements of the Meeting. The accompanying Notice of Annual Meeting, form of proxy and this Proxy Statement are first being mailed to stockholders on or about December 20, 2000.

         At the Meeting, stockholders of the Company are being asked to consider and vote upon the election of two directors and the ratification of the appointment of KPMG LLP as independent auditors for the Company.

Vote Required and Proxy Information

         Any proxy given pursuant to this solicitation and received prior to or at the Meeting, and not revoked, will be voted as specified in such proxy. If the enclosed proxy card is executed and returned without instructions as to how it is to be voted, it will be voted FOR the election of the nominees nominated by the Board of Directors listed in the table below under the caption "Proposal I - Election of Directors" and FOR the ratification of the appointment of KPMG LLP. The Company does not know of any matters, other than as described in the Notice of Annual Meeting, that are to come before the Meeting. If any other matters are properly presented at the Meeting for action, the Board of Directors, as proxy for the stockholder returning the enclosed proxy card, will have the discretion to vote on such matters in accordance with its best judgment.

         Directors will be elected by a plurality of the votes cast. The ratification of the appointment of KPMG LLP as the Company's auditors requires the affirmative vote of a majority of the votes cast on the matter. In the election of directors, the enclosed proxy card enables stockholders to vote "FOR" either or both of the nominees for election named in this proxy statement or withhold their votes from either or both of such nominees. Votes that are withheld and shares held by a broker, as nominee, that are not voted (so-called "broker non-votes") in the election of directors will not be included in determining the number of votes cast and will have no effect on the election of directors. For the proposal to ratify the appointment of the independent auditors, the enclosed proxy card enables stockholders to vote "FOR," "AGAINST" or "ABSTAIN" with respect to this proposal. Proxies marked to abstain will be counted as votes cast and will have the same effect as votes against the proposal. Broker non-votes will not be counted as votes cast and will have no effect on the proposal. The holders of at least one-third of the outstanding shares of the Company's common stock, present in person or represented by proxy, will constitute a quorum for purposes of the Meeting. Proxies marked to abstain and broker non-votes will be counted for purposes of determining a quorum.

         A proxy given pursuant to this solicitation may be revoked at any time before it is voted. Proxies may be revoked by: (i) filing with the Secretary of the Company at or before the Meeting a written notice of revocation bearing a later date than the proxy, (ii) duly executing a subsequent proxy relating to the same shares and delivering it to the Secretary of the Company at or before the Meeting, or (iii) attending the Meeting and voting in person (although attendance at the Meeting will not in and of itself constitute revocation of a proxy). Any written notice revoking a proxy should be delivered to Joseph L. Macchia, Secretary, Yonkers Financial Corporation, 6 Executive Plaza, Yonkers, New York 10701.

Voting Securities and Certain Holders Thereof

         Stockholders of record as of the close of business on November 30, 2000 will be entitled to one vote for each share of common stock then held, provided that under Section Four of the Company's Certificate of Incorporation, with limited exceptions, a stockholder who beneficially owns more than 10% of the outstanding shares of Company common stock may not vote the shares in excess of 10%. Accordingly, with respect to the 362,300 shares beneficially owned by Gould Investors, L.P. ("Gould Investors") and Fredric H. Gould, approximately 139,427 of such shares may not be voted at the Meeting. The voting limitation in Section Four does not apply to the Company's Employee Stock Ownership Plan.

         As of November 30, 2000, the Company had 2,228,739 shares of common stock issued and outstanding. The following table sets forth, as of that date, information regarding share ownership of: (i) those persons or entities known by management to beneficially own more than five percent of the common stock; (ii) the Chief Executive Officer of the Company and the Association and each of the executive officers of the Company and the Association whose salary and bonus for fiscal 2000 exceeded $100,000 (the "Named Officers"); and (iii) all directors and executive officers of the Company and the Association as a group. For information regarding the beneficial ownership of common stock by directors of the Company, see "Proposal I. Election of Directors."

                                                                                 Shares                 Percent of
                           Beneficial Owner                                 Beneficially-Owned            Class
----------------------------------------------------------------        --------------------------    --------------

Five Percent Beneficial Owners
------------------------------
Gould Investors, L.P.(1)                                                         362,300                   16.26%
Fredric H. Gould
60 Cutter Mill Road, Suite 303
Great Neck, New York  11021-3190

Seidman and Associates, L.L.C.,(2)                                               201,800                    9.05
Seidman and Associates II, L.L.C.,
Seidman Investment Partnership, LP,
Seidman Investment Partnership II, LP, Federal Holdings, L.L.C.,
Kerrimatt, LP, Lawrence B. Seidman and Dennis Pollack
c/o Lawrence B. Seidman
100 Misty Lane
Parsippany, New Jersey  07054

Yonkers Financial Corporation Employee Stock Ownership Plan(3)                   284,533                   12.77
6 Executive Plaza
Yonkers, New York  10701

Named Officers(4)
-----------------

Richard F. Komosinski                                                            125,413                    5.46
President and Chief Executive Officer

Joseph L. Macchia                                                                 44,005                    1.95
Senior Vice President and Secretary

Joseph D. Roberto                                                                 41,715                    1.85
Senior Vice President, Treasurer and Chief Financial Officer

Philip A. Guarnieri                                                               35,545                    1.58
Senior Vice President

Directors and executive officers of the Company                                  783,903                   32.04
and the Association, as a group (11 persons)(5)

----------------
(1) As reported by Gould Investors and Fredric H. Gould, a director of the Company, in their most recent filings with the Securities and Exchange Commission (the "SEC"). Gould Investors reports that it has sole voting and dispositive power over the shares listed above. Mr. Gould, as a general partner of Gould Investors and Chairman and the sole shareholder of the corporate general partner of Gould Investors, is in a position to direct the voting and disposition of the shares listed above. As noted in the paragraph immediately preceding the table above, however, approximately 139,427 of such shares may not be voted at the Meeting.

(2) As reported by the above persons in the most recent filings with the SEC with respect to their beneficial ownership of the Company's common stock. According to such filings, the above persons beneficially own in the aggregate 201,800 shares of common stock. The beneficial ownership of each of the above persons was reported as follows: Seidman and Associates L.L.C. - sole voting and dispositive powers as to 61,000 shares; Seidman Investment Partnership, LP - sole voting and dispositive powers as to 26,900 shares; Seidman Investment Partnership II, LP - sole voting and dispositive powers as to 45,400 shares; Kerrimatt, LP - sole voting and dispositive powers as to 33,200 shares; Federal Holdings, L.L.C. - sole voting and dispositive powers as to 31,700 shares; Lawrence B. Seidman - sole voting and dispositive powers as to 1,000 shares; and Dennis Pollack - sole voting and dispositive powers as to 2,600 shares.

(3) The amount reported represents shares held by the Yonkers Financial Corporation Employee Stock Ownership Plan ("ESOP"), 114,289 of which had been allocated to accounts of the ESOP participants as of June 30, 2000. Community Bank, N.A., the trustee of the ESOP, may be deemed to beneficially own the shares held by the ESOP which have not been allocated to participant accounts. Participants in the ESOP are entitled to instruct the ESOP trustee as to the voting of shares allocated to their ESOP accounts. For each issue voted upon by the Company's stockholders, the unallocated shares held by the ESOP are voted by the ESOP trustee in the same manner that the trustee is directed to vote on the issue by a majority of the plan participants who directed the trustee as to the manner of voting the shares allocated to their plan accounts. Allocated shares as to which the ESOP trustee receives no voting instructions are voted by the trustee in its discretion.

(4) Includes shares held directly, as well as shares held jointly with family members, in retirement accounts, in a fiduciary capacity, by certain members of the Named Officers' families, by trusts of which the Named Officer is a trustee or substantial beneficiary, with respect to which the Named Officer may be deemed to have sole or shared voting and/or dispositive powers. Also includes 68,559 shares, 22,853 shares, 22,853 shares and 18,029 shares which Messrs. Komosinski, Macchia, Roberto and Guarnieri, respectively, have the right to acquire pursuant to stock options that are currently exercisable, 11,527 shares, 9,255 shares, 8,720 shares and 4,446 shares allocated to the ESOP accounts of Messrs. Komosinski, Macchia, Roberto and Guarnieri as of June 30, 2000, and 5,791 shares, 2,655 shares, 2,190 shares and 570 shares held in the 401(k) plan accounts of Messrs. Komosinski, Macchia, Roberto and Guarnieri as of September 30, 2000.

(5) Includes shares held directly, as well as shares held jointly with family members, in retirement accounts, in a fiduciary capacity, by certain of the group members' families, by certain related entities or by trusts of which the group member is a trustee or substantial beneficiary, with respect to which shares the group member may be deemed to have sole or shared voting and/or dispositive powers. This amount also includes 362,300 shares beneficially owned by Gould Investors and Mr. Gould, approximately 139,427 of which may not be voted at the Meeting. In addition, the 783,903 shares beneficially owned by directors and executive officers as a group includes an aggregate of 217,992 shares which directors and executive officers as a group have the right to acquire pursuant to stock options that are currently exercisable, an aggregate of 33,948 shares allocated to the ESOP accounts of the Named Officers as of June 30, 2000 and an aggregate of 11,206 shares held in the 401(k) plan accounts of the Named Officers as of September 30, 2000.

                       PROPOSAL I - ELECTION OF DIRECTORS

         The Company's Board of Directors is presently comprised of eight members, each of whom is also a director of the Association. Directors of the Company are generally elected to serve for three-year terms or until their respective successors have been elected and qualified. Approximately one-third of the Company's directors are elected annually.

         The following table sets forth certain information regarding the Company's Board of Directors, including each director's term of office, and the Board's nominees for election. It is intended that the proxies solicited on behalf of the Board of Directors (other than proxies in which the vote is withheld as to the nominee) will be voted at the Meeting for the election of the nominees identified in the following table. If any nominee is unable to serve, the shares represented by all such proxies will be voted for the election of such substitute as the Board of Directors may recommend. At this time, the Board of Directors knows of no reason why any of the nominees listed in the table below might be unable to serve, if elected. Except as described below under "Agreement with Mr. Gould and Gould Investors," there are no arrangements or understandings between any director or nominee listed in the table below and any other person pursuant to which such director or nominee was selected.

                                                                                       Shares of
                                                                                      Common Stock
                                                                                      Beneficially
                                                                                        Owned at         Percent
                                                             Director     Term to      November 30,        of
        Name             Age(1)     Position(s) Held         Since(2)     Expire         2000(3)          Class
---------------------    ------ --------------------------   --------     -------     -------------      -------

                                                            NOMINEES
P. Anthony Sarubbi        74    Vice Chairman of the Board    1985         2004          37,854            1.69%

Charles D. Lohrfink       72    Director                      1985         2004          32,552            1.45

                                                  DIRECTORS CONTINUING IN OFFICE

Richard F. Komosinski     58    Director, President and       1977         2002         125,413            5.46
                                Chief Executive Officer

Michael J. Martin         46    Director                      1992         2002          17,568            0.78

Fredric H. Gould          65    Director                      2000         2002         362,300(4)        16.26

William G. Bachop         71    Chairman of the Board         1982         2003          30,711            1.37

Donald R. Angelilli       62    Director                      1982         2003          28,854            1.29

Eben T. Walker            52    Director                      1994         2003          27,386            1.22

--------------
(1)      As of September 30, 2000.
(2)      Includes service as a director of the Association.
(3) Includes shares held directly, as well as shares held in retirement accounts, shares held by certain members of the named individuals' families, or shares held by trusts of which the named individual is a trustee or substantial beneficiary, with respect to which shares the named individuals may be deemed to have sole or shared voting and/or dispositive power. Amounts also include 14,283 shares,14,283 shares, 68,559 shares, 14,283 shares, 14,283 shares, 14,283 shares and 14,283 shares which Messrs. Sarubbi, Lohrfink, Komosinski, Martin, Bachop, Angelilli, and Walker, respectively, have the right to acquire pursuant to stock options that are currently exercisable. In addition, the amount for Mr. Komosinski includes 11,527 shares allocated to his ESOP account as of June 30, 2000 and 5,791 shares held in his 401(k) plan account as of September 30, 2000.
(4) Shares held by Gould Investors. Because Mr. Gould is a general partner of Gould Investors and Chairman and the sole shareholder of the corporate general partner of Gould Investors, he is in a position to direct the voting and disposition of the shares beneficially owned by Gould Investors. See footnote 1 to the table under the heading "Voting Securities and Certain Holders Thereof."

         The business experience of each director and director nominated for re-election by the Board is set forth below. All directors have held their present positions for at least the past five years, except as otherwise indicated.

         P. Anthony Sarubbi. Mr. Sarubbi is a professional engineer licensed in New York and New Jersey and is a practicing consulting engineer. He is President of P. Anthony Sarubbi, Inc., a general contracting company located in Mt. Vernon, New York. He has held his present position since 1982. From 1948 to 1986, Mr. Sarubbi was a member of the American Society of Civil Engineers. Since 1980, Mr. Sarubbi has served as a director of Yonkers General Hospital. In addition, since 1979, Mr. Sarubbi has been a member of the Italian Civic Association of Mt. Vernon.

         Charles D. Lohrfink. Prior to his retirement in 1990, Mr. Lohrfink was Public Affairs Director and General Manager of Administration for Consolidated Edison. He was employed by Consolidated Edison for 43 years. Mr. Lohrfink is a member of the Executive Committee of the Westchester County Salvation Army Advisory Board, a founder and director of the Westchester Sports Hall of Fame, a former chapter chairman of the Westchester County American Red Cross, and Vice President of Yonkers Historical Society. He is a commissioner and past Chairman of the New York State Harness Racing Commission and a trustee of the New York State Agriculture and Horse Breeding Development Fund. He also served as Chairman of the Capital Improvements Committee, a committee charged by the State of New York to examine the financing of capital improvements for the racing industry. In addition, he is a member and past Commander of American Legion Post # 299.

         Richard F. Komosinski. Mr. Komosinski is President and Chief Executive Officer of the Company and the Association, positions he has held since 1995 and 1977, respectively. Mr. Komosinski has been employed by the Association since 1960 and held a variety of positions prior to becoming President and Chief Executive Officer. As Chief Executive Officer of the Company and the Association, Mr. Komosinski is responsible for all aspects of the Company's and the Association's operations. Mr. Komosinski is a member and past director of the Community Bankers Association of New York State. He is currently a trustee of the New York State Bankers Retirement System, a member and past President of the Yonkers Lions Club, a director and Treasurer of the Yonkers Chamber of Commerce, and Trustee and Treasurer of St. John's Riverside Hospital, located in Yonkers, New York. He is also Treasurer and a member of the Advisory Council of the Yonkers Citadel branch of the Salvation Army, and a trustee of the Yonkers YMCA.

         Michael J. Martin. Mr. Martin is Vice President of Herbert G. Martin, Inc., an electrical contracting company located in Yonkers, New York. He has been employed by that company since 1981 and was promoted to his present position in 1986. Mr. Martin is a member of the National Electrical Contractors Association.

         Fredric H. Gould. Mr. Gould has served as Chairman of the Board of One Liberty Properties since June 1989 and Chief Executive Officer of that company since December 1999. Mr. Gould is also the general partner of Gould Investors L.P., a limited partnership primarily engaged in real estate ownership; Chairman of Georgetown Partners, Inc., the managing general partner of Gould Investors L.P.; Chairman of the Board and Chief Executive Officer of, and an advisor to, BRT Realty Trust; President of REIT Management Corp.; and a director of East Group Properties, Inc.

         William G. Bachop. Prior to his retirement in May 1992, Mr. Bachop was a professional engineer and President of Herbert G. Martin, Inc., an electrical contracting company located in Yonkers, New York, for 43 years. Mr. Bachop has served as a member, officer and director of various organizations located in Yonkers, including the Yonkers YMCA and the East Yonkers Kiwanis Club, as well as serving as a trustee of IBEW Local 501 Pension and Welfare Funds.

         Donald R. Angelilli. Mr. Angelilli has been a real estate broker since 1992. He is currently employed by Weichert Realtors, located in Toms River, New Jersey. Prior to 1992, he was employed as a building contractor and served as Vice President of Frank Angelilli Construction Company. Mr. Angelilli has served as a trustee of the Laborers' Pension Fund of Westchester County, and as a board member and Chair of the Building Trades Employer Association.

         Eben T. Walker. Mr. Walker is President of Graphite Metallizing Corporation, a manufacturing company based in Yonkers, New York. Mr. Walker has been employed by that company since 1979 and was promoted to his present position in 1985. Mr. Walker was employed in various capacities at Citibank, N.A. from 1974 to 1979, including as a Vice President from 1978 to 1979. Mr. Walker currently serves on the Executive Committee of the Yonkers Chamber of Commerce.

Board of Directors' Meetings and Committees

         Board and Committee Meetings of the Company. Meetings of the Company's Board of Directors are generally held on a quarterly basis. The Board of Directors of the Company held 13 meetings during fiscal 2000. During fiscal 2000, no director other than Mr. Gould attended fewer than 75% of the total number of meetings held by the Board during the period he was a director and by all Board committees on which he served during the period in which he served.

         The Board of Directors of the Company has standing Audit, Compensation, Executive, Investment and Nominating committees.

         The Audit Committee reviews audit reports and related matters to ensure compliance with regulations and internal policies and procedures. This committee also acts as a liaison between the Company's internal and external auditors and the Board. Directors Angelilli (Chairman), Lohrfink, Martin and Walker are the current members of this committee. The Audit Committee met five times during fiscal 2000. For additional information regarding the Audit Committee, see "Audit Committee Matters" below.

         The Compensation Committee reviews and approves all executive officer compensation plans. The current members of this committee are Directors Bachop (Chairman), Lohrfink and Sarubbi. The Compensation Committee met twice during fiscal 2000.

         The Executive Committee has the power to act on most matters in lieu of the full Board of Directors between Board meetings. The members of this committee are Directors Sarubbi (Chairman), Bachop, Komosinski and Lohrfink. Alternate members of this committee are Directors Martin and Walker. The Executive Committee met once during fiscal 2000.

         The Investment Committee, comprised of Directors Walker (Chairman), Bachop, Komosinski, Lohrfink and Martin, reviews, formulates and establishes investment policies, sets appropriate goals and limitations, and makes recommendations to the Board with respect to investments. The Investment Committee met once during fiscal 2000.

         The Nominating Committee meets annually in order to recommend to the Board of Directors nominees for election to the Board. This committee is comprised of Directors Komosinski (Chairman), Bachop, Martin and Walker, though the full Board may, as it did for the Meeting, act as the Nominating Committee. While the Board of Directors will consider nominees recommended by stockholders, the Nominating Committee has not actively solicited such nominations. The Nominating Committee did not meet during fiscal 2000.

         Pursuant to the Company's bylaws, nominations for election as directors by stockholders must be made in writing and delivered to the Secretary of the Company at least 70 days prior to the annual meeting date. If, however, the date of the meeting is first publicly disclosed less than 80 days prior to the date of the meeting, nominations must be received by the Company not later than the close of business on the tenth day following the earlier of the day on which notice of the date of the meeting is mailed to stockholders or the day on which public disclosure of the date of the meeting is first made. In addition to meeting the applicable deadline, nominations must be accompanied by certain information specified in the Company's bylaws.

         Board and Committee Meetings of the Association. The Association's Board of Directors meets monthly and may have additional special meetings upon the request of the Chairman or at least two directors. The Association's Board of Directors met 13 times during the fiscal year ended September 30, 2000. During fiscal 2000, no director other than Mr. Gould attended fewer than 75% of the aggregate of the total number of Board meetings held during the period he was a director and the total number of meetings held by the committees of the Board of Directors on which he served during the period in which he served.

         The Association has standing Audit, Business Development and Building, Compensation, Executive, Investment and Loan Committees.

         The Audit Committee, comprised of Directors Angelilli (Chairman), Lohrfink, Martin and Walker, meets quarterly with the Association's internal auditor to oversee and monitor the Association's internal auditing function. This committee also meets periodically with the Association's external auditors. The Audit Committee met four times during fiscal 2000.

         The Business Development and Building Committee meets as needed to review the Association's business strategies and strategic planning alternatives and makes recommendations to the full Board. The members of this committee are Directors Sarubbi (Chairman), Angelilli, Komosinski and Martin. The Business Development and Building Committee met once during fiscal 2000.

         The Compensation Committee is responsible for reviewing and making recommendations to the Board regarding all benefits, personnel policies and compensation matters. The current members of the Compensation Committee are Directors Bachop (Chairman), Lohrfink and Sarubbi. The Compensation Committee met four times during fiscal 2000.

         The Executive Committee is comprised of Directors Sarubbi (Chairman), Bachop, Komosinski and Lohrfink. Alternative members are Directors Martin and Walker. The Executive Committee meets on an as-needed basis between Board meetings and generally has the authority of the full Board. The Executive Committee did not meet during fiscal 2000.

         The Investment Committee, comprised of Directors Walker (Chairman), Bachop, Komosinski, Lohrfink and Martin, reviews, formulates and establishes investment policies, sets appropriate goals and limitations, and makes recommendations to the Board with respect to investments. The Investment Committee met three times during fiscal 2000.

         The Loan Committee generally meets monthly to review the Association's lending activities. The committee also reviews and formulates lending policies for recommendation to the Board. The members of this committee are Directors Martin (Chairman), Angelilli, Gould, Komosinski, Sarubbi and Walker. The Loan Committee met 12 times during fiscal 2000.

Audit Committee Matters

         Audit Committee Report. The Audit Committee of the Company's Board of Directors has issued the following report with respect to the audited financial statements of the Company for the fiscal year ended September 30, 2000:

         o        The  Audit  Committee  has  reviewed  and  discussed  with the
                  Company's   management  the  Company's   fiscal  2000  audited
                  financial statements;

         o        The  Audit   Committee  has   discussed   with  the  Company's
                  independent auditors (KPMG LLP) the matters required to be discussed by Statement on Auditing Standards No. 61;

         o The Audit Committee has received the written disclosures and letter from the independent auditors required by Independence Standards Board No. 1 (which relates to the auditors' independence from the Company and its related entities) and has discussed with the auditors their independence from the Company; and

         o Based on the review and discussions referred to in the three items above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company's Annual Report on Form 10-K for the fiscal year ended September 30, 2000.

         Submitted by the Audit Committee of the Company's Board of Directors:

                           Donald R. Angelilli
                           Charles D. Lohrfink
                           Michael J. Martin
                           Eben T. Walker

         Audit Committee Charter. Each member of the Audit Committee is "independent" under the definition of independence contained in the National Association of Securities Dealers' listing standards for the Nasdaq Stock Market. The Company has adopted a written audit committee charter. A copy of the charter is attached as Appendix A to this proxy statement.

Director Compensation

         Set forth below is a description of compensation paid to directors for their service on the Boards of Directors of the Company and the Association. In cases where Company and Association board meetings are held on the same day, directors generally are paid for attending one board meeting. Similarly, where the same board committees of the Company and the Association (e.g., compensation or audit) meet on a particular day, directors generally are paid for attending one committee meeting.

         Board of Directors of the Company. For fiscal 2000, each director, other than the Chairman and the Vice Chairman of the Board, received a fee of $750 per meeting of the Company's Board attended as compensation for service on the Company's Board of Directors. The Chairman and the Vice Chairman received $800 and $775, respectively, for each Company Board meeting attended. All directors also receive an annual retainer, paid quarterly, for serving on the Company's Board. This retainer was increased from $7,000 per year to $8,000 per year effective March 1, 2000. In addition, during fiscal 2000, each non-employee director received $275 for each Company Board committee meeting attended and each committee chairman received $300 per Company Board committee meeting attended.

         Board of Directors of the Association. For fiscal 2000, each director, other than the Chairman and the Vice Chairman of the Board, received a fee of $500 per meeting of the Association's Board attended as compensation for service on the Association's Board. The Chairman and Vice Chairman received $600 and $550, respectively, for each Association Board meeting attended. Each non-employee director received an additional $200 for each Association Board committee meeting attended and each committee chairman received $225 per Association Board committee meeting attended. In addition, each director of the Association, other than Mr. Gould and Mr. Martin, serves as a director of Yonkers REIT, Inc., a subsidiary of the Association ("Yonkers REIT"). For fiscal 2000, each of these individuals received an annual retainer of $500 for serving as a director of Yonkers REIT.

Agreement with Mr. Gould and Gould Investors

         The Company, Mr. Gould and Gould Investors entered into a Standstill Agreement on January 14, 2000. Under the agreement, the Company's Board of Directors agreed to appoint Mr. Gould as a director and may not remove him or fail to re-nominate him during the term of the agreement, which will expire on March 31, 2002 or earlier if certain events occur. In exchange for his appointment, Mr. Gould and Gould Investors agreed to, during the term of the agreement, vote all of their shares in favor of any proposal or nominee for election as a director submitted by the Company's Board of Directors and against any proposal or nominee for election as a director opposed by the Company's Board. In addition, Mr. Gould and Gould Investors agreed not to, during the term of the agreement: (1) acquire more than 24.9% of the Company's common stock, unless a third party makes a bona fide proposal to acquire 25% or more of the outstanding common stock; (2) unless the approval of the Company's Board is obtained, transfer or sell any shares except in open market transactions and where the buyer will not own more than 4% of the outstanding shares of common stock after the transaction; (3) solicit proxies or participate in a proxy solicitation not supported by the Company; (4) submit any director nominations or stockholder proposals; (5) except as otherwise required by Mr. Gould's fiduciary duty as a director, oppose any proposal or director nomination submitted by the Company to stockholders or support any stockholder proposal that is opposed by the Company; (6) vote for any nominee for election as a director who is not nominated or supported by the Company; (7) solicit or initiate any communication regarding acquisition offers for the Company; (8) participate in any litigation against the Company, except as may occur in the ordinary course of business as a banking customer of the Association; or (9) enter into a voting agreement or similar arrangement with respect to their shares of the Company's common stock.

         Notwithstanding the provisions described above, if a proposal not involving (a) the sale or merger of the Company, (b) the hiring of an investment banker or the establishment of a committee or other mechanism to explore the Company's strategic options or methods to maximize shareholder value or (c) the election of directors, is properly introduced for consideration at a stockholder meeting and the proposal is not approved by the Company's Board of Directors, then Mr. Gould and Gould Investors may vote a portion of their shares in favor of the proposal represented by a fraction, the numerator of which is the number of shares not held by Mr. Gould or Gould Investors that are voted in favor of the proposal and the denominator of which is the total number of shares voted on the proposal.

Executive Compensation

         The Company has not paid any compensation to its executive officers since its formation in December 1995. The Company does not anticipate paying any compensation to its officers until it becomes actively involved in the operation or acquisition of businesses other than the Association.

         The following table sets forth information concerning compensation paid by the Association to the Named Officers.

===================================================================================================================================
                                                         SUMMARY COMPENSATION TABLE
-----------------------------------------------------------------------------------------------------------------------------------
                                                                                                Long-Term
                                                                                              Compensation
                                                                                       -----------------------------
                             Annual Compensation                                                 Awards
-------------------------------------------------------------------------------------  ------------- --------------- --------------
                                                                           Other        Restricted     Securities      All Other
                                                                           Annual          Stock       Underlying       Compen-
                                               Salary        Bonus        Compen-        Award(s)       Options/         sation
Name and Principal Position        Year         ($)           ($)      sation ($)(1)      ($)(2)         SARs(#)          ($)
--------------------------------- -------  -------------- -----------  --------------  ------------- --------------- --------------
Richard F. Komosinski, President    2000      $175,116      $29,100      $  ---          $   ---        $    ---      $  59,117(4)
and Chief Executive Officer         1999       164,616       31,093         ---              ---             ---         94,793
                                    1998       148,439       32,820         ---              ---             ---        102,127
--------------------------------- -------  -------------- -----------  --------------  ------------- --------------- --------------
Joseph L. Macchia, Senior Vice      2000      $100,847      $21,700      $  ---          $   ---        $    ---      $     540(5)
President and Secretary             1999        92,847       24,181         ---              ---             ---         35,393
                                    1998        85,762       24,350         ---              ---             ---         40,658
--------------------------------- -------  -------------- -----------  --------------  ------------- --------------- --------------
Joseph D. Roberto, Senior Vice      2000      $100,009      $21,700      $  ---          $   ---        $    ---      $   1,040(6)
President, Treasurer and Chief      1999        90,962       24,181         ---              ---             ---         34,981
Financial Officer                   1998        78,428       24,350         ---              ---             ---         38,736
--------------------------------- -------  -------------- -----------  --------------  ------------- --------------- --------------
Philip A. Guarnieri, Senior Vice    2000      $100,693      $21,700      $  ---          $   ---        $    ---      $     540(7)
President                           1999        86,901       24,181         ---           70,625(3)       10,563         30,676
                                    1998        78,540       24,350         ---              ---           3,000         32,836
================================= =======  ============== ===========  ==============  ============= =============== ==============

---------------
(1) Pursuant to SEC rules, the table above excludes perquisites and other personal benefits which do not exceed the lesser of $50,000 or 10% of salary and bonus.
(2) Based on the $15.625 closing price per share of the common stock on the Nasdaq Stock Market on September 30, 2000, the values as of that date of the unvested shares of restricted stock awarded under the Yonkers Financial Corporation 1996 Management Recognition Plan (the "MRP") to Messrs. Komosinski, Macchia, Roberto and Guarnieri were $223,156, $71,406, $71,406 and $93,750, respectively. Dividends are paid on the restricted shares to the extent and on the same date as dividends are paid on all other outstanding shares of the common stock.
(3) On November 17, 1998, Mr. Guarnieri was awarded 5,000 restricted shares of common stock. The vesting schedule of this award is 20% annually beginning November 17, 1999. The value of this award listed in the table above was determined by multiplying the number of shares awarded by the closing price per share of the common stock on the award date. Dividends are paid on the restricted shares to the extent and on the same date as dividends are paid on all other outstanding shares of the common stock.
(4) Represents fees for serving on the Boards of Directors of the Company, the Association and Yonkers REIT aggregating $17,000, an accrual of $41,577 by the Association under the Supplemental Executive Retirement Agreement with Mr. Komosinski and life insurance premiums paid by the Association of $540. At the time of the printing of this proxy statement, the value of the allocation for fiscal 2000 to Mr. Komosinski's ESOP account was unknown.
(5) Represents life insurance premiums paid by the Association of $540. At the time of the printing of this proxy statement, the value of the allocation for fiscal 2000 to Mr. Macchia's ESOP account was unknown.
(6) Represents fees of $500 for servicing on the Board of Directors of Yonkers REIT and life insurance premiums paid by the Association of $540. At the time of the printing of this proxy statement, the value of the allocation for fiscal 2000 to Mr. Roberto's ESOP account was unknown.
(7) Represents life insurance premiums paid by the Association of $540. At the time of the printing of this proxy statement, the value of the allocation for fiscal 2000 to Mr. Guarnieri's ESOP account was unknown.

         The following table provides information as to the value of stock options held by the Named Officers.

===========================================================================================================================
                                      AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                                          AND OPTION VALUES AT SEPTEMBER 30, 2000
---------------------------------------------------------------------------------------------------------------------------
                                                              Number of Securities              Value of Unexercised
                                                             Underlying Unexercised             In-the-Money Options
                                                              Options at FY-End (#)                 FY-End($)(1)
                                                        --------------------------------- ---------------------------------
                               Shares
                              Acquired
                                 on           Value
                              Exercise       Realized
           Name                  (#)           ($)        Exercisable     Unexercisable    Exercisable      Unexercisable
--------------------------- -------------  ------------ --------------- ----------------- --------------  -----------------
Richard F. Komosinski            ---           $---          54,420           34,278         $149,665          $94,265
Joseph D. Roberto                ---           $---          17,140           11,426         $ 47,135          $31,422
Joseph L. Macchia                ---           $---          17,140           11,426         $ 47,135          $31,422
Philip A. Guarnieri              ---           $---          12,316           16,250         $ 27,928          $29,175
=========================== =============  ============ =============== ================= ==============  =================

------------
(1) Represents the value of the in-the-money options (market price of the common stock less the exercise price) based upon the closing price of $15.625 per share of the common stock as reported on the Nasdaq National Market on September 29, 2000. The exercise price of each option held by Messrs. Komosinski, Roberto and Macchia is $12.875. Of Mr. Guarnieri's exercisable options, 9,003 have an exercise price of $12.875, 1,200 have an exercise price of $21.625 and 2,113 have an exercise price of $14.125. Of Mr. Guarnieri's unexercisable options, 6,000 have an exercise price of $12.875, 1,800 have an exercise price of $21.625 and 8,450 have an exercise price of $14.125.

Employment Agreement

         On June 30, 1998, the Company entered into a three year employment agreement with Mr. Komosinski. The agreement provides for an annual base salary in an amount not less than Mr. Komosinski's salary as of the date of the agreement. The term of the agreement is automatically extended daily by one day so that the term is always three years, unless the Company has given Mr. Komosinski 90 days' advance notice that the term is not to be extended. The agreement provides for termination upon Mr. Komosinski's death, for cause or in the case of certain other events specified in the agreement.

         If Mr. Komosinski's employment is "involuntarily terminated" by the Company other than in connection with or within 36 months after a change in control of the Company or the Association, he will be entitled to receive (i) payment of his base salary during the remaining term of the agreement in the same manner and at the same times received by him while employed and (ii) for the remaining term of the agreement, substantially the same health insurance benefits as he receives as of the date of termination. The term "involuntary termination" means termination by the Company or the Association other than for cause or due to the retirement, death or disability of Mr. Komosinski, and includes a material reduction of Mr. Komosinski's current duties, benefits and responsibilities.

         If Mr. Komosinski's employment is involuntarily terminated in connection with or within 36 months after a change in control of the Company or the Association, he will be entitled to receive (i) a lump sum cash payment equal to 299% of his "base amount" of compensation and (ii) for the remaining term of the agreement substantially the same health insurance benefits as he receives as of the date of termination. The lump sum payment is subject to reduction to ensure that all amounts payable by the Company and the Association to him in connection with a change in control are deductible by the Company or the Association for federal income tax purposes.

         Based on his salary at September 30, 2000, if Mr. Komosinski had been terminated as of that date in connection with a change in control and under circumstances entitling him to severance pay as described above, he would have been entitled to receive a lump sum cash payment of approximately $765,729.

Change in Control Severance Agreements

         On June 30, 1998, the Company entered into change in control severance agreements with each of Messrs. Macchia, Roberto and Guarnieri. Each agreement has a three year term, with provision for automatic extension in the same manner provided under Mr. Komosinski's employment agreement, described above. Each agreement provides that if the officer's employment is involuntarily terminated in connection with or within 36 months after a change in control of the Company or the Association, he will be entitled to receive (i) a lump sum cash payment equal to 299% of his "base amount" of compensation and (ii) for the remaining term of the agreement substantially the same health insurance benefits as he receives as of the date of termination. The lump sum payment is subject to reduction to ensure that all amounts payable by the Company and the Association to the officer in connection with a change in control are deductible by the Company or the Association for federal income tax purposes.

          Based upon their salaries at September 30, 2000, if Messrs. Macchia, Roberto and Guarnieri had been terminated in connection with a change of control and under circumstances entitling them to severance pay as described above, they would have been entitled to receive lump sum cash payments of approximately $390,181, $373,485 and $378,805, respectively.

Defined Benefit Pension Plan

         The Association sponsors a defined benefit pension plan for its employees. Full-time salaried employees are eligible to participate in the pension plan following the completion of one year of service (1,000 hours worked during a continuous 12-month period) and attainment of 21 years of age. A participant must complete five years of service before he or she will vest in any portion of his or her retirement benefits, after which point the participant is 100% vested. The pension plan is funded solely through contributions made by the Association. The Association contributed $41,683 to the pension plan during the 2000 plan year.

         The following table sets forth, as of September 30, 2000, estimated annual pension benefits for individuals at age 65 payable in the form of a life annuity under the most advantageous plan provisions for various levels of compensation and years of service. The "average annual compensation" represents the average of the participant's basic annual compensation during the five consecutive calendar years of service which yield the highest average compensation. A participant's "basic annual compensation" for a particular year is determined by multiplying 120% by his or her taxable income for that year and deferred amounts not included in taxable income for that year. The benefits set forth in this table are based upon the assumption that the retirement plan continues in its present form, are in addition to those which may be received as social security benefits, and do not reflect benefits payable under the ESOP. Benefits payable under the pension plan are subject to an offset for the participant's anticipated social security benefits. At September 30, 2000, the estimated years of credited service of Mr. Komosinski, Mr. Macchia, Mr. Roberto and Mr. Guarnieri were 37 years, 28 years, 26 years and 3 years, respectively.

===========================================================================================================================
                                                    PENSION PLAN TABLE
---------------------------------------------------------------------------------------------------------------------------
      Average
      Eligible          15 Years        20 Years          25 Years          30 Years         35 Years          40 Years
    Compensation         Service        Service           Service           Service           Service          Service
--------------------  ------------- ----------------  ----------------  ---------------- ----------------- ----------------
       $100,000           23,866         32,142            40,418            48,694            56,971           64,340
        125,000           30,368         40,887            51,405            61,923            72,442           81,637
        150,000           36,870         49,631            62,392            75,152            87,913           98,934
        175,000           37,095         49,855            62,616            75,377            88,137           99,158
        200,000           37,095         49,855            62,616            75,377            88,137           99,158
        225,000           37,095         49,855            62,616            75,377            88,137           99,158
        250,000           37,095         49,855            62,616            75,377            88,137           99,158
        275,000           37,095         49,855            62,616            75,377            88,137           99,158
        300,000           37,095         49,855            62,616            75,377            88,137           99,158
        325,000           37,095         49,855            62,616            75,377            88,137           99,158
        350,000           37,095         49,855            62,616            75,377            88,137           99,158
        375,000           37,095         49,855            62,616            75,377            88,137           99,158
        400,000           37,095         49,855            62,616            75,377            88,137           99,158
        425,000           37,095         49,855            62,616            75,377            88,137           99,158
====================  ============= ================  ================  ================ ================= ================

         Generally, an employee who has attained age 55 has the right to elect to immediately begin receiving adjusted retirement benefits less than those indicated in the table upon any separation from service with the Association.

Supplemental Executive Retirement Agreement

         The Association has entered into a non-qualified Supplemental Executive Retirement Agreement ("SERA") with President Komosinski which provides him with a supplemental retirement benefit equal to what would have been provided to him under the pension plan but for certain limitations contained in the Internal Revenue Code. This supplemental benefit will be payable upon Mr. Komosinski's retirement in the form of a lump sum distribution. The SERA is presently unfunded and all obligations arising under the SERA are payable from the general assets of the Association. For fiscal 2000, the Company incurred an expense of $41,577 relating to the SERA.

ESOP Equalization Executive Retirement Plan

         The Company has adopted an ESOP Equalization Executive Retirement Plan (the "Equalization Plan") which provides each participant with an additional benefit equal to what would have been provided to the participant under the Association's 401(k) Savings Plan and the ESOP but for certain limitations contained in the Internal Revenue Code. Mr. Komosinski is currently the only participant in the Equalization Plan. The additional benefit will be payable after Mr. Komosinski retires in the form of either, at Mr. Komosinski's election, a lump sum distribution or up to ten equal annual installments.

Compensation Committee Report on Executive Compensation

         The Compensation Committee of the Board of Directors has furnished the following report on executive compensation:

         The Company's Compensation Committee has responsibility for reviewing the compensation policies and plans of the Association and its affiliates. The policies and plans established are designed to enhance both short-term and long-term operational performance of the Association and to build stockholder value through appreciation in the Company's common stock price.

         One of the Committee's primary objectives is to develop and maintain compensation plans which allow the Company and the Association to attract and retain quality executives at competitive compensation levels and to motivate executives to perform to the full extent of their abilities. In developing and maintaining these plans, the Committee also seeks to enhance stockholder value by aligning closely the financial interests of the Company's executives with those of its stockholders. In determining compensation levels, plans and adjustments, the Committee takes into account, among other things, compensation reviews made by third parties each year. These studies are used to compare the compensation levels of Company personnel to those of personnel at other local financial institutions.

         With respect to Mr. Komosinski's base salary in the fiscal year ended September 30, 2000, the Committee took into account a comparison of salaries of chief executive officers of other regional financial institutions. Likewise, each executive officer's base salary was determined utilizing financial institution compensation surveys. Mr. Komosinski's base salary for fiscal year 2000 was increased from the level set by the Committee for fiscal year 1999 because it was the judgment of the Committee that Mr. Komosinski's base salary was low when compared to the salaries of chief executives officers of other regional financial institutions and because of Mr. Komosinski's individual performance and the Company's overall performance during fiscal 1999. In fiscal 2000, the Committee also determined, based on the Association's capital ratios as well as continued progress in executing the Association's business plan, the implementation of cost control measures and recognition of the improvement in performance by the Association, to award Mr. Komosinski a cash bonus of $29,100.

         The Association and the Company include stock option and restricted stock awards as elements of the overall compensation package. Equity-based compensation provides a long-term alignment of interests and results achieved for stockholders with the compensation provided to executive officers by providing those executives and others on whom the continued success of the Company most depends with a proprietary interest in the Company. In 1996, a Stock Option and Incentive Plan and a Management Recognition Plan were adopted, providing for the grant of several types of equity-based awards, including stock option and restricted stock awards. These plans were ratified by the Company's stockholders on October 30, 1996 and amendments to these plans were approved by the Company's stockholders on January 27, 1999.

         In fiscal 1997, the Association's executive officers were granted restricted stock and stock option awards, each vesting over a five-year schedule beginning one year after the grant date. Mr. Guarnieri was granted additional stock options in fiscal 1998 and 1999, and additional shares of restricted stock in fiscal 1999, all of which also have five-year vesting schedules beginning one year after the grant date. See the table captioned "Summary Compensation Table." During fiscal 2000, 7,141 shares of restricted stock and options to purchase 17,140 shares of common stock vested for Mr. Komosinski.

         Through the compensation programs described above, a significant portion of the Company's executive compensation is linked directly to individual and corporate performance. The Committee will continue to review all elements of compensation to ensure that the compensation objectives and plans meet the Company's business objectives and philosophy of linking executive compensation to stockholder interests of corporate performance as discussed above.

         In 1993, Congress amended the Internal Revenue Code to add Section 162(m) to limit the corporate deduction for compensation paid to a corporation's five most highly compensated officers to $1.0 million per executive per year, with certain exemptions. The Committee carefully reviewed the impact of this legislation on the cost of the Company's and the Association's current executive compensation plans. Under the legislation and regulations adopted thereunder, it is not expected that any portion of the Company's or Association's expenses for employee remuneration will be non- deductible by reason of compensation awards granted. The Committee intends to review the Company's and Association's executive compensation policies on an ongoing basis, and propose appropriate modifications, if the Committee deems them necessary, with a view toward avoiding or minimizing any disallowance of tax deductions under Section 162(m).

         The foregoing report is furnished by the Compensation Committee of the Board of Directors:

William G. Bachop           Charles D. Lohrfink              P. Anthony Sarubbi

Stockholder Return Performance Presentation

         The following graph compares the cumulative total stockholder return on the Company's common stock to the Nasdaq U.S. Stock Index (which includes all Nasdaq traded stocks of U.S. companies) and a savings and loan industry index for the period from April 18, 1996, the date the Company's common stock commenced trading on the Nasdaq National Market, through September 30, 2000. The graph assumes that $100 was invested on April 18, 1996 and that all dividends were reinvested. On September 30, 2000, the closing sale price for the Company's common stock on the Nasdaq National Market was $15.625 per share.

                        [PERFORMANCE GRAPH APPEARS HERE]

                                            4/18/96     9/30/96     9/30/97      9/30/98        9/30/99      9/30/00
                                            -------     -------     -------      -------        -------      -------
Yonkers Financial Corporation.............  $100.00     $130.12     $207.80      $161.82        $190.84      $172.97
Savings and Loan Index....................   100.00      111.77      189.66       167.35         160.95       196.65
Nasdaq Market Index.......................   100.00      102.34      139.11       144.56         233.87       319.92

Transactions with Management and Indebtedness of Management

         The Association has followed a policy of granting consumer loans and loans secured by the borrower's personal residence to officers, directors and employees. Federal law currently requires that all loans to directors and executive officers not made pursuant to a benefit or compensation program that is widely available on a non-discriminatory basis to institution employees, be made on terms and conditions comparable to those for similar transactions with non- affiliates. Other than the loan listed in the table following the next paragraph, all loans to directors and executive officers of the Company and the Association as to which the aggregate indebtedness of the borrower to the Association exceeded $60,000 at any time since October 1, 1999 were made by the Association in the ordinary course of business, on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons, and did not involve more than the normal risk of collectibility or present other unfavorable features. Loans to directors must be approved by a majority of the disinterested directors of the Association. A loan to an executive officer must be approved by a majority of the Association's Board of Directors. As of September 30, 2000, all of the outstanding loans to directors and executive officers of the Company and the Association were performing in accordance with their repayment terms.

         Set forth below is certain information regarding a loan made by the Association (prior to changes in federal law) to an executive officer at a preferential interest rate pursuant to the Association's loan policy at the time the loan was made. The loan was made in the ordinary course of business and did not involve more than the normal risk of collectibility. This loan is a first mortgage loan secured by the borrower's primary residence.

                                                                                         Largest
                                                                                          Amount
                                                                                       Outstanding
                               Date of       Type of      Original       Interest         Since        Balance at
Name and Position               Loan          Loan         Amount          Rate          10/1/99        09/30/00
--------------------------------------------------------------------------------------------------------------------
Joseph L. Macchia,             10/85        Residence     $90,000          5.75%         $67,006        $64,572
Senior Vice President and
Secretary

             SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors, executive officers and persons who own more than 10% of a registered class of the Company's equity securities, to file with the SEC reports of ownership and reports of changes in ownership of common stock and other equity securities of the Company. Executive officers, directors and greater than 10% stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file. To the Company's knowledge, based solely on a review of the copies of reports furnished to the Company and written representations from the Company's directors and executive officers that no other reports were required, during the fiscal year ended September 30, 2000, all Section 16(a) filing requirements applicable to its executive officers, directors and greater than 10% stockholders were met. During the fiscal year ended September 30, 1999, Gould Investors failed to timely file a Form 3 upon its becoming the beneficial owner of more than 10% of the outstanding shares of the Company's common stock.

        PROPOSAL II - RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

         The Board of Directors of the Company has appointed KPMG LLP, independent accountants, to be the Company's auditors for the fiscal year ending September 30, 2001. Representatives of KPMG LLP are expected to attend the Meeting to respond to appropriate questions and to make a statement if they so desire.

         THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" THE RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS THE COMPANY'S INDEPENDENT AUDITORS FOR THE FISCAL YEAR ENDING SEPTEMBER 30, 2001.

                STOCKHOLDER PROPOSALS FOR THE NEXT ANNUAL MEETING

         Stockholder proposals intended to be presented at the Company's next annual meeting must be received by its Secretary at the executive office of the Company, located at 6 Executive Plaza, Yonkers, New York 10701, no later than August 22, 2001 to be eligible for inclusion in the Company's proxy statement and form of proxy relating to the next annual meeting. Any such proposal will be subject to the requirements of the proxy rules adopted under the Securities
Exchange Act of 1934, as amended, and as with any stockholder proposal (regardless of whether included in the Company's proxy materials), the Company's certificate of incorporation and bylaws and Delaware law.

         To be considered for presentation at the next annual meeting, but not for inclusion in the Company's proxy statement and form of proxy for that meeting, proposals must be received by the Company no later than November 15, 2001. If, however, the date of the next annual meeting is before January 5, 2002 or after March 26, 2002, proposals must instead be received by the Company by the later of the 70th day before the date of the next annual meeting or the tenth day following the day on which public disclosure (by press release, in a publicly available filing with the SEC, through a notice mailed to stockholders, or otherwise) of the date of the next annual meeting is first made. If a stockholder proposal that is received by the Company after the applicable deadline for presentation at the next annual meeting is raised at the next annual meeting, the holders of the proxies for that meeting will have the discretion to vote on the proposal in accordance with their best judgment and discretion, without any discussion of the proposal in the Company's proxy statement for the next annual meeting.

                                  OTHER MATTERS

         The Board of Directors is not aware of any business to come before the Meeting other than the election of directors and the ratification of the appointment of auditors. If, however, any other matter should properly come before the Meeting, it is intended that holders of the proxies will act in accordance with their best judgment.

         The cost of solicitation of proxies will be borne by the Company. The Company will reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy materials to the beneficial owners of common stock. In addition to solicitation by mail, directors, officers and regular employees of the Company and/or the Association may solicit proxies personally or by telephone or other means without additional compensation.

                                            BY ORDER OF THE BOARD OF DIRECTORS

                                            /s/ William G. Bachop

                                            William G. Bachop
                                            Chairman of the Board

Yonkers, New York
December 20, 2000

                                                                     APPENDIX A

                          YONKERS FINANCIAL CORPORATION

                             AUDIT COMMITTEE CHARTER
                             -----------------------

I.       Audit Committee Purpose

         The Audit Committee is appointed by the Board of Directors to assist the Board in fulfilling its oversight responsibilities. The Audit Committee's primary duties and responsibilities are to:

         o Monitor the integrity of the Corporation's financial reporting process and systems of internal controls regarding finance, accounting and legal compliance.

         o Monitor the independence and performance of the Corporation's independent auditors.

         o Provide an avenue of communication among the independent auditors, management, and the Board of Directors.

         The Audit Committee has the authority to conduct any investigation appropriate to fulfilling its responsibilities, and it has direct access to the independent auditors as well as anyone in the organization. The Audit Committee has the ability to retain, at the Corporation's expense, special legal, accounting, or other consultants or experts it deems necessary in the performance of its duties.

II.      Audit Committee Composition and Meetings

         Audit  Committee  members  shall  meet the  requirements  of the NASDAQ
         Exchange. The Audit Committee shall be comprised of three or more directors as determined by the Board, each of whom shall be independent nonexecutive directors, free from any relationship that would interfere with the exercise of his or her independent judgement. All members of the Committee shall have basic understanding of finance and accounting and be able to read and understand fundamental financial statements. At least one member of the Committee shall have past employment experience in finance or accounting, requisite professional certification in accounting, or any other comparable experience or background which results in the individual's financial sophistication.

         Audit Committee members shall be appointed by the Board. If an audit committee chair is not designed or present, the members of the Committee may designate a Chair by majority vote of the Committee membership.

         The Committee shall meet at least four times annually, or more frequently as circumstances dictate. The Audit Committee Chair shall prepare and/or approve an agenda in advance of each meeting. The Committee should meet privately in executive session at least annually with management, the Internal Auditor of its primary asset, the Corporation's thrift subsidiary, The Yonkers Savings and Loan Association, FA (the "Association") the independent auditors, and as a committee to discuss any matters that the Committee or each of these groups believe should be discussed. In addition, the Committee, or designated members of the Committee, should communicate with management and the independent auditors quarterly to review the Corporation's financial statements and significant findings based upon the auditors' limited review procedure.

III.     Audit Committee Responsibilities

         Review Procedure

         1. Review and reassess the adequacy of this Charter at least annually. Submit the charter to the Board of Directors for approval and have the document published at least every three years in accordance with SEC regulations.

         2. Review the Corporation's annual audited financial statements prior to filing or distribution. Review should include discussion with management and independent auditors of significant issues regarding accounting principles, practices and judgments.

         3. In consultation with management, the independent auditors and the Association's internal auditor, consider the integrity of the Corporation's financial reporting processes and controls. Discuss significant financial risk exposure and the steps management has taken to monitor, control and report such exposures. Review significant findings prepared by the independent auditors and the Association's internal auditing department together with management's response.

         4. Review with financial management and the independent auditors the corporation's quarterly financial results prior to the release of earnings and/or the corporation's quarterly financial statement prior to filing or distribution. Discuss any significant changes to the Corporation's accounting principles and any items required to be communicated by the independent auditors in accordance with SAS 61 (see item 9).

         Independent Auditors

         5. The independent auditors are ultimately accountable to the Audit Committee and the Board of Directors. The Audit Committee shall review the independence and performance of the auditors and annually recommend to the Board of Directors the appointment of the independent auditors or approve any discharge of auditors when circumstances warrant.

         6. Approve the fees and other significant compensation to be paid to the independent auditors.

         7. On an annual basis, the Committee should review and discuss with the independent auditors all significant relationships they have with the Corporation that could impair the auditor's independence.

         8. Review the independent auditors' plan - discuss scope, staffing locations, reliance upon management, the Association's internal audit department and general audit approach.

         9. Prior to releasing the year-end earnings, discuss the results of the audit with the independent auditors. Discuss certain matters required to be communicated to audit committee in accordance with AICPA SAS 61.

         10.      Independent   auditors'   judgment   about  the   quality  and
                  appropriateness of the Corporation's accounting principles as applied in its financial reporting.

         Legal Compliance

         11. On at least an annual basis, review with the Corporation's counsel, any legal matters that have a significant impact on the corporation's financial statements, the Corporation's compliance with applicable laws and regulations, and inquires received from regulators or governmental agencies.

         Other Audit Committee Responsibilities

         12. Annually prepare a report to shareholders as required by the Securities and Exchange Commission. The report should be included in the Corporation's annual proxy statement.

         13. Perform any other activities consistent with this Charter, the Corporation's by-laws, and governing law, as the Committee or the Board deems necessary or appropriate.

         14. Maintain minutes of meetings and periodically report to the Board of Directors on significant results of the foregoing activities.

         15.      Periodically   perform   self-assessment  of  audit  committee
                  performance.

                                 REVOCABLE PROXY
                         YONKERS FINANCIAL CORPORATION

X PLEASE MARK VOTES
  AS IN THIS EXAMPLE

                         ANNUAL MEETING OF STOCKHOLDERS
                                January 25, 2001

     The undersigned hereby appoints the Board of Directors of Yonkers Financial Corporation (the "Company"), and its survivor, with full power of substitution, to act as attorneys and proxies for the undersigned to vote all shares of common stock of the Company which the undersigned is entitled to vote at the Annual Meeting of Stockholders (the "Meeting"), to be held on January 25, 2001 at a branch office of The Yonkers Savings and Loan Association, FA, located at 2320 Central Park Avenue, Yonkers, New York, at 6:00 p.m. New York time, and at any and all adjournments or postponements thereof, as follows:









                                            ------------------------------------
Please be sure to sign below and            Date
date this Proxy in the box provided.
--------------------------------------------------------------------------------



--------------------------------------------------------------------------------
    Shareholder sign above                  Co-holder (if any) sign above


I. The election of the following directors for a three-year term to expire in 2004:

                                                          FOR ALL
                  FOR               WITHHOLD               EXCEPT
                  ---               --------               ------
                  |_|                 |_|                   |_|


                P. ANTHONY SARUBBI         CHARLES D. LOHRFINK




INSTRUCTION: To vote for both nominees, mark the box "For." To withhold authority to vote for both nominees, mark the box "Withhold." To withhold authority to vote for one nominee, but not both nominees, mark the box "For All Except" and write the name of the nominee for whom you wish to withhold your vote in the space provided below.


--------------------------------------------------------------------------------

II. The ratification of the appointment of KPMG LLP as the independent auditors of the Company for the fiscal year ending September 30, 2001.


                      FOR          AGAINST          ABSTAIN
                      [_]            [_]              [_]


     In its discretion, the Board of Directors, as proxy for the stockholder, is authorized to vote on such other matters as may properly come before the Meeting or any adjournments or postponements thereof.

     The Board of Directors recommends a vote "FOR" both of the director nominees listed herein and "FOR" the ratification of the appointment of KPMG LLP.

     THIS PROXY WILL BE VOTED AS DIRECTED, BUT IF NO INSTRUCTIONS ARE SPECIFIED, THIS PROXY WILL BE VOTED FOR BOTH OF THE DIRECTOR NOMINEES NAMED HEREIN AND FOR THE RATIFICATION OF THE APPOINTMENT OF KPMG LLP. IF ANY OTHER BUSINESS IS PRESENTED AT THE MEETING, THIS PROXY WILL BE VOTED AS DIRECTED BY THE BOARD OF DIRECTORS IN ITS BEST JUDGMENT. AT THE PRESENT TIME, THE BOARD OF DIRECTORS KNOWS OF NO OTHER BUSINESS TO BE PRESENTED AT THE MEETING.

=> Detach above card, sign, date and mail in postage paid envelope provided. =>

                          YONKERS FINANCIAL CORPORATION

--------------------------------------------------------------------------------
           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     This Proxy may be revoked at any time before it is voted by: (i) filing with the Secretary of the Company at or before the Meeting a written notice of revocation bearing a later date than this Proxy; (ii) duly executing a subsequent proxy relating to the same shares and delivering it to the Secretary of the Company at or before the Meeting; or (iii) attending the Meeting and voting in person (although attendance at the Meeting will not in and of itself constitute revocation of this Proxy). If this Proxy is properly revoked as described above, then the power of the Board of Directors as attorneys and proxies for the above signed shall be deemed terminated and of no further force and effect.

     The above signed acknowledges receipt from the Company, prior to the execution of this Proxy, of a Notice of the Annual Meeting, a Proxy Statement dated December 20, 2000, and the Company's Annual Report to Stockholders for the fiscal year ended September 30, 2000.

     Please sign exactly as your name appears on this proxy card. When signing as attorney, executor, administrator, trustee or guardian, please give your full title. If shares are held jointly, each holder should sign.

                               PLEASE ACT PROMPTLY
                     SIGN, DATE & MAIL THIS PROXY CARD TODAY
--------------------------------------------------------------------------------